EXHIBIT 5.1

March 27, 2013

Zion Oil & Gas, Inc.
6510 Abrams Road, Suite 300
Dallas, Texas 75231

Ladies and Gentlemen:

We are special counsel to Zion Oil & Gas, Inc., a Delaware corporation (the “Company”), in connection with the public offering (the “Offering”) of up to $21,600,000 of Securities (as hereinafter defined).  Pursuant to the Offering, the Company may issue and sell:  (a) shares (each a “Share” and collectively the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), and (b) through June 30, 2014, units (the “Units”) of the Company’s securities with each unit comprised of (i) one (1) share  of Common Stock (the “Unit Shares’) and (ii) a warrant to purchase an additional share of the Company’s Common Stock at an exercise price of $2.00 per share (each a “Warrant” and collectively the “Warrants”; together with the Shares, the Units and the Unit Shares, the “Securities”). The Securities are being issued and/or offered and sold, as applicable, under a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on January 13, 2014 (Registration No. 333-193336) (as amended by pre-effective Amendment No.1, the “Registration Statement”), including a base prospectus dated March 27, 2014 (the “Base Prospectus”) and a prospectus supplement dated March 27, 2013 (the “Prospectus Supplement” and together with the Base Prospectus the “Prospectus”). The Securities are being offered by the Company in accordance with the terms of the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) as described in the Prospectus.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation and the Restated By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the Registration Statement and the issuance of the Securities and (iii) the Registration Statement and the exhibits thereto and the Prospectus.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company. We have also assumed that the stock certificates evidencing the Shares will conform to the specimen common stock certificate examined by us and will be duly executed and delivered.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1) When the Securities are issued and delivered in accordance with the terms of the Plan and receipt by the Company of the consideration specified in the Plan, the Securities will be duly authorized, validly issued, fully paid and nonassessable.

2) When and if the Warrants are exercised as contemplated in the Prospectus against payment therefore, the shares of Common Stock issuable thereon will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities and the shares of Common Stock issuable upon exercise of the Warrants.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

/s/ Mark D. Wigder

Gray Reed & McGraw, P.C.